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                                   EXHIBIT 12

  RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

        The following table sets forth the ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:


                                                                             Five Months Ended
                           Years Ended July 31,                                  December 31,
--------------------------------------------------------------------------
         1995                1996                   1997             1998           1998
         ----                ----                   ----             ----           ----
          8.1                 4.9                    3.5              3.0            2.4

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred stock dividends) to income before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.


           CALCULATION OF COMBINED RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                       FIVE MONTHS ENDED DECEMBER 31, 1998
                          (DOLLAR AMOUNTS IN THOUSANDS)

EARNINGS:

     Net income                                                                               $ 55,805
     Interest expense (including amortization of debt discount and issuing costs)               27,168
     Other adjustments                                                                             477
                                                                                              --------
                                                                                              $ 83,450
                                                                                              ========

FIXED CHARGES:
     Interest expense (including amortization of debt discount and issuing costs)             $ 27,168
     Capitalized interest                                                                          159
     Preferred stock dividends                                                                   6,914
     Other adjustments                                                                             136
                                                                                              --------
                                                                                              $ 34,377
                                                                                              ========
RATIO OF EARNINGS TO FIXED CHARGES                                                                2.43